EXHIBIT 99.1

Media	Raj Shrotryia	Russell Skibsted
Susan Neath	President & CEO	SVP & Chief Business Officer
Porter Novelli Life Sciences	Spectrum Pharmaceuticals	Spectrum Pharmaceuticals
(619) 849-6007	(949) 743-9295	(949) 743-9234
Spectrum Pharmaceuticals Announces Agreement with GlaxoSmithKline to Settle Imitrex® Injection Patent Litigation
Spectrum filed ANDA with paragraph IV certification for sumatriptan injection in October 2004 and received tentative approval from the FDA in October 2006
IRVINE, Calif., November 13, 2006— Spectrum Pharmaceuticals, Inc. (NASDAQ: SPPI) today announced that it has settled a patent litigation with GlaxoSmithKline (NYSE: GSK) relating to sumatriptan injection, the generic version of GlaxoSmithKline’s Imitrex Injection.
The confidential terms of the settlement, which remain subject to government review, provide that Spectrum may exclusively distribute authorized generic versions of certain sumatriptan injection products in the United States with an expected launch during GSK’s sumatriptan pediatric exclusivity period which begins on August 6, 2008, but with the launch occurring not later than November 6, 2008. Spectrum will launch sumatriptan injection through its partner for the sale and distribution of the drug, Par Pharmaceuticals Companies, Inc. (NYSE: PRX).
GlaxoSmithKline’s Imitrex Injection (sumatriptan succinate injection) for the acute treatment of migraine attacks and the acute treatment of cluster headache episodes has annual U.S. sales of approximately $220 million, according to IMS Health.
“This settlement with GlaxoSmithKline for sumatriptan injection represents another milestone achieved by Spectrum this year, as we now have clarity regarding our exclusive launch of the important products covered under this agreement,” stated Rajesh C. Shrotriya, M.D., Chairman, Chief Executive Officer and President of Spectrum Pharmaceuticals, Inc. “Spectrum will receive the majority of the profits from the sale of sumatriptan injection, and we expect to use those profits to fund the further development of our proprietary drug pipeline.”

In February 2006, Spectrum entered into an agreement with Par Pharmaceutical to develop and market generic drugs for the company, including sumatriptan injection. In 2004, Spectrum filed an Abbreviated New Drug Application (ANDA) containing a paragraph IV certification with the U.S. Food and Drug Administration seeking marketing clearance for sumatriptan injection, which was approved by the FDA in October 2006.
Settlement Agreements
In accordance with the settlement agreement, pending litigation between Spectrum and GSK in the United States District Court for the District of Delaware is expected to be dismissed pending review by the Federal Trade Commission. GSK will grant Spectrum an exclusive license to market, sell and distribute certain generic versions of sumatriptan injection in the United States during GSK’s sumatriptan pediatric exclusivity period, which begins on August 6, 2008, but with the launch occurring not later than November 6, 2008.
About Spectrum Pharmaceuticals
Spectrum Pharmaceuticals opportunistically acquires and advances a diversified portfolio of drug candidates that meet critical health challenges for which there are few other treatment options. Spectrum’s expertise lies in identifying undervalued drug candidates with demonstrated safety and efficacy, and adding value through further clinical development and selection of the most viable and low-risk methods of commercialization. The company’s pipeline includes promising early and late-stage drug candidates with unique formulations and mechanisms of action that address the needs of seriously ill patients, such as at-home chemotherapy and new treatment regimens for refractory disease. For more information, please visit our website at www.spectrumpharm.com.
Forward-looking Statements
This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire and develop its portfolio of drug candidates, the Company’s promising pipeline, the timing of the launch of sumatriptan injection, using those profits from sales of generic sumatriptan injection to fund the further development of our proprietary drug pipeline, that the pending litigation will be dismissed pending review by the Federal Trade Commission and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that past results may not be indicative of future results, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of significant revenues, our limited human and financial resources, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
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